Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Issuer:

EASTMAN CHEMICAL COMPANY

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.625% Notes due 2034	457(r)	$750,000,000.00	99.811%	$748,582,500.00	0.0001476	$110,490.78

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$748,582,500.00		$110,490.78

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$110,490.78

Table 1: Newly Registered and Carry Forward Securities

(1)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.